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Exhibit 8.2

[LETTERHEAD OF STEWART MCKELVEY]

March      , 2007

Flagstone Reinsurance Holdings Limited
Crawford House
23 Church Street
Hamilton HM 11, Bermuda

Dear Sirs:

        We are delivering this opinion in connection with the Registration Statement on Form S-1 (File No. 333-138182) (as such has been and may thereafter be amended or supplemented, the "Registration Statement") filed by Flagstone Reinsurance Holdings Limited (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the offering by the Company of 13,000,000 of the Company's Common Shares, $0.01 par value per share (the "Common Shares"), and up to 1,950,000 Common Shares solely to cover over-allotment options.

        We have reviewed the Registration Statement and have considered such aspects of Canadian law as we have deemed relevant for purposes of the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies.

        Based upon and subject to the foregoing and to the conditions and limitations contained in the discussion in the Registration Statement, we hereby confirm that the legal statements contained in the Registration Statement under the heading "Material Tax Considerations—Taxation of the Company and Subsidiaries—Canada," insofar as such statements purport to summarize the Canadian income tax laws referred to therein, constitute our opinion.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name under the headings "Material Tax Considerations" and "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,

STEWART MCKELVEY

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  Exhibit 8.2